Exhibit 4.6

THIS WARRANT AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

AMENDED & RESTATED WARRANT TO PURCHASE SECURITIES

Corporation:
Number of Units:
Initial Exercise Price:	$ per Unit
Unit Value (per unit):	Shares of Series A Preferred Stock Shares of Series P Common Stock
Aggregate Number of Shares underlying Units:	Shares of Series A Preferred Stock Shares of Series P Common Stock
Original Issue Date:
Re-Issue Date:
Expiration Date:	(Subject to Section 4.1)

This warrant certifies that, for good and valuable consideration, the receipt of which is hereby acknowledged,                                    or its permitted assignee (“Holder”) is entitled to purchase the number of units (“Units”) of Convio, Inc., a Delaware corporation (the “Company”), at the initial exercise price per Unit (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant.

Each Unit represents the number of fully paid and nonassessable shares of the classes of securities (the “Shares”) of the Company identified above.  Immediately upon the exercise of this warrant, the Company shall deliver that number of Shares underlying the number of Units acquired pursuant to the exercise, and the purchased Units shall terminate and have no further value.

This warrant has been issued pursuant to Section 2.2 of that certain warrant issued by the Company to Holder on April 3, 2003 (the “Prior Warrant”) in connection with a recapitalization recently undertaken by the Company.  The validity of this warrant and the Company’s obligation to issue the Units and the underlying Shares pursuant to this Warrant is conditioned upon the surrender of the Prior Warrant to the Company and the release by the Holder of any and all obligations of the Company under the Prior Warrant and relinquishment of any purchase and other rights the Holder might have had thereunder.

ARTICLE 1:                              EXERCISE.

1.1                                 Method of Exercise.  Holder may exercise this warrant by delivering this warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company.  Unless Holder is exercising the conversion right set forth in

Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Units being purchased.

1.2                                 Conversion Right.  In lieu of exercising this warrant as specified in Section 1.1, Holder may from time to time convert this warrant, in whole or in part, into a number of Units determined by dividing (a) the aggregate fair market value of the Units or other securities otherwise issuable upon exercise of this warrant minus the aggregate Warrant Price of such Units by (b) the fair market value of one Unit.  The fair market value of the Units shall be determined pursuant to Section 1.4.

1.3                                 Intentionally Omitted.

1.4                                 Fair Market Value.  If all of the Shares underlying the Units are traded regularly in a public market, the fair market value of each Unit shall be the equal to (a) the Closing Price (as defined below) of a single share of Series A Preferred Stock (or the closing price of the Company’s stock into which shares of the Series A Preferred Stock are convertible) multiplied by the number of fractional shares of Series A Preferred Stock underlying a single Unit, plus (b) the Closing Price of a single share of Series P Common Stock (or the closing price of the Company’s stock into which shares of the Series P Common Stock are convertible) multiplied by the number of fractional shares of Series P Common Stock underlying a single Unit. For purposes of this Section 1.4, “Closing Price” shall mean the last price per share at which such share traded during the last regular trading session on the security’s primary market that closed prior to the Holder’s delivery of its Notice of Exercise to the Company.  If all of the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.5                                 Delivery of Certificate and New Warrant.  Promptly after Holder exercises or converts this warrant, the Company shall deliver to Holder certificates for the Shares underlying the Units acquired and, if this warrant has not been fully exercised or converted and has not expired, a new warrant representing the Units not so acquired.

1.6                                 Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor.

1.7                                 Repurchase on Sale, Merger, or Consolidation of the Company.

1.7.1                        “Acquisition.” For the purpose of this warrant, “Acquisition” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or (b) any reorganization, consolidation, merger or sale of the voting securities of the Company or any other transaction where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.7.2                        Assumption of Warrant.  If upon the closing of any Acquisition the successor entity assumes the obligations of this warrant, then this warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares underlying the Units issuable upon exercise of the unexercised portion of this warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing.  The Warrant Price shall be adjusted accordingly.  The Company shall use reasonable efforts to cause the surviving corporation to assume the obligations of this warrant.

1.7.3                        Nonassumption.  If upon the closing of any Acquisition the successor entity does not assume the obligations of this warrant and Holder has not otherwise exercised this warrant in full, then this warrant shall be deemed to have been automatically converted pursuant to Section 1.2 and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company.

ARTICLE 2:                              ADJUSTMENTS TO THE SHARES.

2.1                                 Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on its Series A Preferred Stock or Common Stock payable in Series A Preferred Stock or Common Stock, or other securities, subdivides the outstanding Series A Preferred Stock or Common Stock into a greater amount of Series A Preferred Stock or Common Stock, then upon exercise of this warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2                                 Reclassification, Exchange or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities underlying the Units issuable upon exercise or conversion of this warrant, Holder shall be entitled to receive, upon exercise or conversion of this warrant, the number and kind of securities and property that Holder would have received for the Shares if this warrant had been exercised immediately before such reclassification, exchange, substitution, or other event.  Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of a registered public offering of the Company’s common stock.  The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property.  The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant.  The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3                                 Adjustments for Combinations, Etc.  If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.  If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased.

2.4                                 Adjustments for Diluting Issuances.  The Warrant Price and the number of Shares underlying the Units issuable upon exercise of this warrant shall be subject to adjustment, from time to time, in the manner set forth in Exhibit A hereto in the event of Diluting Issuances (as defined in Exhibit A).

2.5                                 No Impairment.  The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

2.6                                 Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based.  The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.7                                 Fractional Shares.  No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder amount computed by multiplying the fractional interest by the fair market value of a full Share.

ARTICLE 3:                              REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1                                 Representations and Warranties.  The Company hereby represents and warrants to the Holder as follows:

(a)                                  [Intentionally omitted.]

(b)                                 All Units which may be issued upon the exercise of the purchase right represented by this warrant, and the Shares underlying the Units and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c)                                  The Company’s capitalization table attached to this warrant is true and complete as of the Issue Date.

3.2                                 Notice of Certain Events.  If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to effect any reclassification or recapitalization of common stock; or (c) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder

(1) at least 10 days prior written notice of the date on which a record will be taken for such dividend or distribution (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) of this Section 3.2, above; and (2) in the case of the matter referred to in (b) and (c) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).

3.3                                 Information Rights.  So long as the Holder holds this warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiques to the shareholders of the Company, (b) within one hundred twenty (120) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.

3.4                                 Registration Under Securities Act of 1933.  as amended.  The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be subject to the registration rights set forth on Exhibit B.

ARTICLE 4:                              MISCELLANEOUS.

4.1                                 Term:  Notice of Expiration.  This warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company completes its initial public offering within the three-year period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the third anniversary of the effective date of the Company’s initial public offering.  If this warrant has not been exercised prior to the Expiration Date, this warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” conversion pursuant to Section 1.2.

4.2                                 Legends.  This warrant and the certificates representing the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

4.3                                 Compliance with Securities Laws on Transfer.  This warrant and the Shares underlying the Units issuable upon exercise of this warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company).  The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

4.4                                 Transfer Procedure.  Subject to the provisions of Section 4.3, Holder may transfer all or part of this warrant or the Shares underlying the Units issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may transfer all or part of this warrant to its affiliates, including, without limitation,                                             , at any time without notice to the Company, and such affiliate shall then be entitled to all the rights of Holder under this warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this warrant is issued in the name of the affiliate that exercises the warrant.  The terms and conditions of this warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns.  Unless the Company is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934, the Company shall have the right to refuse to transfer any portion of this warrant to any person who directly competes with the Company.

4.5                                 Notices.  All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.  All notices to the Holder shall be addressed as follows:

Attn:

4.6                                 Amendments.  This warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7                                 Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8                                 Governing Law.  This warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

[Signatures appear on the following page.]

CONVIO, INC.

By:

Name:

Title:

By:

Name:

Title:

Authorized signatories under Corporate Resolutions to Borrow or an authorized signer(s) under a resolution covering warrants must sign the warrant.

APPENDIX 1

NOTICE OF EXERCISE

1.                                       The undersigned hereby elects to purchase                                Units of CONVIO, INC. pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such Units in full, which Units shall immediately convert into                                shares of Series A Preferred Stock and                                    shares of Series P Common Stock.  (The number of shares in this paragraph one shall be determined by multiplying number of Units by the Unit Value on page one of the warrant.)

1.                                       The undersigned hereby elects to convert the attached warrant into shares in the manner specified in the warrant.  This conversion is exercised with respect to                                  of the shares covered by the warrant.

[Strike paragraph 1 that does not apply.]

2.                                       Please issue a certificate or certificates representing the shares underlying said Units in the name of the undersigned or in such other name as is specified below:

Attn:

3.                                       The undersigned represents it is acquiring the Shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

or Registered Assignee

(Signature)

(Date)

EXHIBIT A

Anti-Dilution Provisions

(For Preferred Stock Warrants With Existing Anti-Dilution Protection)

In the event of the issuance (a “Diluting Issuance”) by the Company, after the Issue Date of the warrant, of securities at a price per share less than the Warrant Price, then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with those provisions (the “Provisions”) of the Company’s Certificate of Incorporation which apply to Diluting Issuances.

Under no circumstances shall the aggregate Warrant Price payable by the Holder upon exercise of the warrant increase as a result of any adjustment arising from a Diluting Issuance.

EXHIBIT B

Registration Rights

The Shares (if common stock), or the common stock issuable upon conversion of the Shares, shall be deemed “registrable securities” or otherwise entitled to “piggy back” registration rights in accordance with the terms of the following agreement (the “Agreement”) between the Company and its investor(s):

Fifth Amended and Restated Investors’ Rights Agreement dated as of April 10, 2007 by and among the Company and the other parties listed thereon.

The Company agrees that no amendments will be made to the Agreement, which would have an adverse impact on Holder’s registration rights thereunder without the consent of Holder.  By acceptance of the Warrant to which this Exhibit B is attached, Holder shall be deemed to be a party to the Agreement, for purposes of Section 6 thereof relating to piggy-back rights.